Exhibit 10.2

Date of Notification: January 22, 2021

Notice to Employee: This is a legal document. You are advised to consult with an attorney prior to signing this agreement.

SEPARATION AGREEMENT & RELEASE

This Separation Agreement & Release (the “Agreement”) is made between GENWORTH FINANCIAL, INC. and its affiliates (collectively, the “Company”) and KEVIN SCHNEIDER (the “Employee”).

WHEREAS the Employee’s employment with the Company will end on May 31, 2021,

WHEREAS the payments and other consideration provided to the Employee under this Agreement are inclusive of all compensation, severance pay and other benefits to which the Employee is or may be entitled, and

WHEREAS the Company and the Employee intend the terms and conditions of this Agreement to govern all issues related to the Employee’s employment and the cessation of Employee’s employment with the Company, and

NOW, THEREFORE, in consideration of the covenants and mutual promises herein contained, the Company and the Employee agree as follows:

1.    Termination Date; Timing of Acceptance. The Employee’s employment will be terminated on May 31, 2021 (the “Termination Date”). The Employee shall continue to be employed on active payroll and be paid the Employee’s current salary at the Company’s regular bi-weekly pay intervals until the Termination Date. The Employee may be required to come to work until the Termination Date, at the Company’s discretion. If the Employee does not execute this Agreement and return it to the Company electronically, or via fax, e-mail, or hand delivery no later than February 13, 2021, or via U.S. mail with a postmark no later than February 13, 2021, the offer contained in this Agreement shall be revoked and no longer capable of acceptance by the Employee. If the Employee accepts another position with the Company prior to the Termination Date, the offer contained in this Agreement shall be revoked and no longer capable of acceptance by the Employee. Additionally, if the Employee voluntarily resigns from his or her position before the Termination Date at a time when Genworth continues to require the Employee’s services (and has so informed the Employee in writing), the offer contained in this Agreement shall be revoked and no longer capable of acceptance by the Employee. This Agreement should be returned electronically according to the instructions provided by the Company or mailed to: 6620 W. Broad St, Building 1, Attention: Loretta Allard, Richmond, VA 23230. It may be faxed to 804.922.8906 or e-mailed to Loretta.Allard@genworth.com.

2.    Employee Representations. The Employee hereby represents and acknowledges to the Company that (a) the Company has advised the Employee to consult with an attorney of his or her choosing; (b) the Employee has had at least twenty-one (21) days to consider any waiver of his or her rights under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”) prior to signing this Agreement; (c) Employee agrees with the Company that changes to this agreement, if any, whether material or immaterial, will not restart the running of this consideration period; (d) the Employee has disclosed to the Company any information in his or her knowledge, possession, custody, or control concerning any conduct involving the Company or its affiliates that the Employee has any reason to believe involves any false claims to the United States or is or may be unlawful or violates Company Policy in any respect; (e) the consideration provided to the Employee under this Agreement is sufficient to support the releases provided by the Employee under this Agreement and is in addition to anything of value to which he or she was already entitled; and (f) the Employee has not filed any charges, claims or lawsuits against the Company involving any aspect of the Employee’s employment which have not been terminated as of the Effective Date of this Agreement. The Employee understands that the Company regards the representations made by him or her as material, and that the Company is relying on these representations in entering into this Agreement.

3.    Effective Date of the Agreement. The Employee shall have seven days from the date the Employee signs this Agreement to revoke the Employee’s consent to the waiver of the Employee’s rights under the ADEA in writing addressed and delivered to the Company official identified below which action shall revoke this Agreement. In order to be valid, any written notice of revocation must be faxed, e-mailed, hand-delivered, or postmarked no later than the seventh (7th) calendar day after the date the Employee signs this Agreement. If the Employee revokes this Agreement, all of its provisions shall be void and unenforceable. If the Employee does not revoke consent, the Agreement will take effect on the day after the end of this revocation period (the “Effective Date”). Notice of revocation should be sent to: 6620 W. Broad Street, Building 1, Attention: Loretta Allard, Richmond, VA 23230. Such notice may be faxed to 804.922.8906 ore- mailed to Loretta.Allard@genworth.com.

4.    Severance Pay. The Employee will receive Severance Pay pursuant to Employee’s status as a Tier II Participant in the Genworth Financial, Inc. 2015 Key Employee Severance Plan, as amended (the “Severance Plan”), which is incorporated herein by reference, and entitles Employee to receive a one-time, lump sum payment of 1.0 times Employee’s current annual base salary and 1.0 times Employee’s annual bonus, together totaling $1,875,000, less applicable deductions and withholdings, within sixty (60) days of the Termination Date.

5.    Benefits. If the Employee is enrolled in the Company’s benefit plans as of the Termination Date, within sixty (60) days of the Termination Date Employee will receive a one- time, lump sum payment of $51,374, which is equivalent to the monthly Consolidated Omnibus Budget Reconciliation Act (“COBRA”) rate to continue receiving group medical, dental, vision and/or prescription drug plan benefits sponsored by the Company and maintained by the Employee for twelve (12) months, less applicable deductions and withholdings and less a 2% administrative fee. Until the Termination Date the Employee’s participation in the Company benefit plans (e.g., medical, life insurance, officer benefits) will be in accordance with the provisions of the various Company benefit plans for an active employee. If eligible, Employee have the option to continue COBRA coverage by electing coverage during their specified enrollment period and Employee will be responsible for paying any COBRA premium directly to the COBRA administrator.

6.    Variable Incentive Compensation Payment. The Employee will be eligible to receive a pro-rated Variable Incentive Compensation (“VIC”) payment at target for performance year 2021, in the gross amount of $468,750 (based on 5/12 of the target for a full year of performance, which is $1,125,000), less applicable deductions and withholdings, payable no later than March 15, 2022. For the avoidance of doubt, Employee also remains eligible to receive (i) his VIC payment for 2020 based on actual performance against goals, to be paid at the same time payments are made to other eligible employees of the Company, and (ii) vesting of his 2018-2020 performance cash award, to be paid at the time described in such award.

7.    Equity and other Long-Term Incentives. Subject to Section 10 of the Severance Plan and Section 26, infra:

(a)    stock options, stock appreciation rights (SARs), restricted stock units (RSUs) and other stock and cash awards with time-based vesting restrictions granted under the Omnibus Plans and held by Employee as of the Termination Date shall become immediately vested as of the Termination Date, but only with respect to the number of awards that otherwise would have become vested on the award’s next regularly scheduled vesting date based on continued employment; and

(b)    performance-based stock and cash awards granted under the Omnibus Plans and held by Employee as of the date of Employee’s Termination Date shall remain outstanding and shall be earned, if at all, based on actual performance through the end of the performance period, prorated to the nearest half-month to reflect the portion of the performance period that had elapsed prior to the Termination Date, payable on the regular payment date for such awards.

8.    Retirement Benefits. Any benefit to which Employee would otherwise be entitled, under any funded or unfunded nonqualified pension, retirement or deferred compensation plan maintained by the Company in which the Employee participated as of the Termination Date (including, for the avoidance of doubt, the Genworth Financial, Inc. Supplemental Executive Retirement Plan, the Genworth Financial, Inc. Retirement and Savings Restoration Plan, and the Genworth Financial, Inc. Deferred Compensation Plan) shall immediately vest on the Termination Date, with payment to be made at such time(s) and in accordance with the terms of such plan(s).

9.    Outplacement Assistance. The Company will pay directly to a nationally recognized outplacement firm acceptable to the Company for executive level outplacement services to be provided to the Employee until the sooner of twelve (12) months from the Termination Date or the date upon which the Employee accepts full time employment with another employer. Outplacement services must be initiated by the Employee within 60 days of the Termination Date.

10.    Change in Control. In the event that a Change of Control, as defined in the Amended and Restated 2014 Change of Control Plan, as amended (the “CiC Plan” incorporated hereto by reference), occurs prior to the Termination Date, and Employee becomes entitled to Severance Benefits as defined and provided under the CiC Plan, such Severance Benefits shall be in lieu of the payments and benefits provided for in this Agreement, consistent with Section 4(c) of the CiC Agreement. For avoidance of doubt, in no event shall Employee be entitled to the terms and benefits of this Agreement in addition to the terms and benefits in the CiC Plan.

11.    Proprietary Information and Inventions Agreement and Confidential Information. The Proprietary Information and Inventions Agreement will remain in effect in accordance with its terms. The Employee’s obligations regarding confidential information and confidentiality are set forth in the Severance Plan and the Proprietary Information and Inventions Agreement.

12.    Non-Solicitation. Unless waived in writing by Executive Vice President of Human Resources of the Company (or her successor), during and for a period of 24 months following the Termination Date (the “Restricted Period”), Employee will not, directly or through another person or entity, solicit or induce any employee or independent contractor for the Company, in each case with whom Employee has had Material Contact, to terminate their employment or relationship with the Company. The Employee further agrees that during the Restricted Period, Employee will not, directly or through another person or entity, (i) solicit any Customer with whom Employee had Material Contact for the purposes of providing Competitive Services to such Customer or (ii) induce or attempt to induce any Customer with whom Employee had Material Contact to terminate or reduce that Customer’s business or relationship with the Company. “Competitive Services” means the business of providing mortgage insurance and products and services related to same. “Material Contact” means direct contact or the supervision of efforts of those who have direct contact, in each case at any time during the 12 months preceding the cessation of Employee’s employment with the Company.

13.    Non-Competition. Unless expressly waived in writing by the Executive Vice President of Human Resources of the Company (or her successor), for a period of 12-months following the Termination Date, Employee agrees that Employee will not, whether as an employee, director, consultant, independent contractor or otherwise, perform, within the Restricted Areas, Restricted Activities for any of the following Prohibited Competitors: (i) Arch Mortgage Insurance Company, (ii) Essent Guaranty Insurance, (iii) National Mortgage Insurance, (iv) Mortgage Guaranty Insurance Corporation, or (v) Radian Group, Inc. “Restricted Areas’ means the United States and any country in which (i) the Company has a registered business entity and (ii) Employee directed or oversaw business activities on behalf of the Company at any time during the 12 months preceding the Termination Date. “Restricted Activities” means services, duties or responsibilities that are the same as, or substantially similar to, those performed by employee on behalf of Company at any time during the 12 months preceding the Termination Date. Notwithstanding the foregoing, Employee may passively own or hold equity securities of companies or entities that engage in Competitive Services, provided that (i) such equity securities are publicly traded on a securities exchange, and (ii) Employee’s aggregate holdings of such securities do not exceed at any time one percent (1%) of the total issued and outstanding equity securities of such company or entity.

14.    Release of Claims. The Employee and his or her heirs, assigns, and agents, release, waive, and discharge the Company and Released Parties as defined below from each and every claim, action or right of any sort, known or unknown, arising on or before the Effective Date.

(a)

The foregoing release includes, but is not limited to, any claim of discrimination on the basis of race, sex, pregnancy, religion, marital status, sexual orientation, national origin, handicap or disability, age, veteran status, special disabled veteran status, or citizenship status or any other category protected by law; any other claim based on a statutory prohibition or requirement; any claim arising out of or related to an express or implied employment contract, any other contract affecting terms and conditions of employment, or a covenant of good faith and fair dealing; any tort claims, any personal gain with respect to any claim arising under the qui tam provisions of the False Claims Act, 31 U.S.C. 3730 and any claims to attorney fees or expenses.

(b)

The Employee represents that Employee understands the foregoing release, that rights and claims under the Age Discrimination in Employment Act of 1967, as amended, are among the rights and claims against the Company Employee is releasing, and that Employee understands that Employee is not releasing any rights or claims arising after the Effective Date.

(c)

The Employee further agrees never to sue the Company or cause the Company to be sued regarding any matter within the scope of the above release. If the Employee violates this release by suing the Company or causing the Company to be sued, the Employee agrees to pay all costs and expenses of defending against the suit incurred by the Company, including reasonable attorneys’ fees except to the extent that paying such costs and expenses is prohibited by law or would result in the invalidation of the foregoing release.

(d)

Released Parties are the Company, all current and former parents, subsidiaries, related companies, partnerships or joint ventures, and, with respect to each of them, their predecessors and successors; and, with respect to each such entity, all of its past, present, and future employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries and insurers of such programs), and any other person acting by, through, under or in concert with any of the persons or entities listed in this paragraph, and their successors.

(e)

Provided, however, that Employee shall not be prevented from bringing or making any claim, report, or disclosure to the Equal Employment Opportunity Commission, Securities and Exchange Commission, Occupational Safety and Health Administration or any other government agency to whom disclosures are protected by law, in each case to the extent the right to bring such claims, reports, or disclosures are protected by law; notwithstanding the foregoing, however, Employee agrees to waive the right to receive monetary recovery directly from Company, including Company payments that result from any complaints or charges that Employee files with any governmental agency, or that are filed on Employee’s behalf.

(f)

This general release does not in any way diminish or impair: (i) any claims Employee may have that cannot be waived under applicable law, (ii) Employee’s right to enforce this Agreement; (iii) any rights Employee may have to indemnification from personal liability or to protection under any insurance policy maintained by the Company, including without limitation any general liability, employment practices liability, or directors and officers insurance policy or any contractual indemnification agreement; (iv) Employee’s right, if any, to government provided unemployment and worker’s compensation benefits; or (v) Employee’s rights to any vested benefits under any Company benefit plans (i.e. health, disability or tax-qualified retirement plans).

15.    Bring Down Release. As a condition to receiving the payments provided for in Sections 4-9, Employee further agrees to timely execute and not revoke an additional release of claims in the form attached hereto as Exhibit A within twenty-one (21) days following the Termination Date.

16.    Breach by Employee. The Company’s obligations to the Employee after the Effective Date are contingent on the Employee’s obligations under this Agreement. Any material breach of this Agreement by the Employee will result in the immediate cancellation of the Company’s obligations under this Agreement and of any benefits that have been granted to the Employee by the terms of this Agreement except to the extent that such cancellation is prohibited by law or would result in the invalidation of the foregoing release, and provided, however, that prior to such cancellation the Company will provide the Employee with at least ten days’ advance written notice describing the alleged material breach in reasonable detail and a reasonable opportunity for Employee to respond to such notice prior to cancelling the Company’s obligations hereunder.

17.    Employee Availability. The Employee agrees to make himself or herself reasonably available to the Company to respond to requests by the Company for information pertaining to or relating to the Company and/or the Company’s affiliates, subsidiaries, agents, officers, directors or employees that may be within the knowledge of the Employee. The Employee will cooperate fully with the Company in connection with any and all existing or future litigation or investigations brought by or against the Company or any of its affiliates, agents, officers, directors or employees, whether administrative, civil or criminal in nature, in which and to the extent the Company deems the Employee’s cooperation necessary. The Company will reimburse the Employee for reasonable out- of pocket expenses incurred as a result of such cooperation. Nothing herein shall prevent the Employee from communicating with or participating in any government investigation.

18.    Non-Disparagement. The Employee agrees, subject to any obligations Employee may have under applicable law that he or she will not make or cause to be made any statements that disparage, are inimical to, or damage the reputation of the Company or any of its affiliates, subsidiaries, agents, officers, directors or employees (it being understood that nothing in this section shall restrict the Employee in any way from making any truthful statement to any government agency or official). In the event such a communication is made by Employee to anyone, including but not limited to the media, public interest groups and publishing companies, it will be considered a material breach of the terms of this Agreement and subject to enforcement pursuant to Section 16 above. The Company agrees that it will instruct its directors and executive management employees not to make or cause to be made any statements that disparage, are inimical to, or damage the reputation of the Employee (it being understood that nothing in this section shall restrict any person in any way from making any truthful statement to any government agency or official).

19.    Future Employment. The Company is not obligated to offer employment to the Employee (or to accept services or the performance of work from the Employee directly or indirectly) after the Termination Date.

20.    Severability of Provisions. In the event that any provision in this Agreement is determined to be legally invalid or unenforceable by any court of competent jurisdiction, and cannot be modified to be enforceable, the affected provision shall be stricken from the Agreement, and the remaining terms of the Agreement and its enforceability shall remain unaffected.

21.    Return of Company Property. The Employee agrees that as of the Termination Date, Employee will have returned to the Company any and all remaining Company property or equipment in Employee’s possession, including but not limited to: any computer, handheld electronic device, and credit card assigned to him, provided, however, that the Employee is expressly permitted to retain, and the Company will transfer ownership of, Employee’s current Company-issued mobile phone. The Employee agrees that as of the Effective Date Employee will have no outstanding balance on his or her corporate credit card for which appropriate T&L accounting has not been submitted.

22.    Waiver of Participation in Certain Employee Benefits Plans. The Employee will not be entitled to receive any severance pay or other layoff benefits under the Genworth Financial, Inc. Layoff Payment Plan. (the “Layoff Payment Plan”). The Employee hereby knowingly and voluntarily waives any rights to participate in or continue to participate in the Layoff Payment Plan, which is incorporated herein by reference. After receiving a copy of this waiver, the Employee agrees that he or she has had ample and reasonable opportunity to carefully review and consider this waiver of benefits under the Layoff Payment Plan. The Employee agrees that no person has pressured him or her or used duress to affect his or her decision. The Employee’s execution of this wavier is entirely voluntary.

23.    Entire Agreement. This Agreement sets forth the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and may be changed only with the written consent of both parties and only if both parties make express reference to this Agreement. The parties have not relied on any oral statements that are not included in this Agreement. This Agreement supersedes all prior agreements and understandings concerning the subject matter of this Agreement. Any modifications to this Agreement must be in writing and signed by Employee and an authorized employee or agent of the Company.

24.    Dispute Resolution. Any disagreement between the Employee and the Company concerning anything covered by this Agreement or concerning other terms and conditions of the Employee’s employment or the termination of the Employee’s employment will be settled by final and binding arbitration pursuant to the Company’s Resolve program. The Conditions of Employment document previously executed by the Employee and the Resolve Guidelines are incorporated herein by reference as if set forth in full in this Agreement. The decision of the arbitrator will be final and binding on both the Employee and the Company and may be enforced in a court of appropriate jurisdiction.

25.    Applicable Law. This Agreement shall be construed, interpreted and applied in accordance with the law of the Commonwealth of Virginia.

26.    Code Section 409A. The intent of the parties is that payments and benefits under this Agreement be exempt from, or comply with, Code section 409A, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in accordance therewith. For the avoidance of doubt, the parties intend that the payments and benefits under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Code section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4) and 1.409A- 1(b)(9). To the extent this Agreement provides for payments to or on behalf of the Employee that are subject to Code section 409A, then such payments are intended to comply with Code section 409A and all applicable regulations and other generally applicable guidance issued thereunder. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Code section 409A. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, solely to the extent required in order to avoid accelerated taxation and/or tax penalties under Code section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following Employee’s separation from service shall instead be paid on the first business day after the date that is six months following Employee’s separation from service (or, if earlier, death). To the extent the Company reasonably determines that it is necessary to modify or amend this Agreement in order to avoid accelerated taxation and/or tax penalties under Code section 409A, then the Company may modify or amend the Agreement with or without the consent of the Employee to the extent necessary for the Agreement to comply with Code section 409A, provided, however, that any such modification or amendment will preserve, to the greatest extent possible, the intended economic benefit to the Employee. In the event that the terms of the Agreement or any payments under the Agreement violate Code section 409A, the Employee shall be solely liable for payment of any taxes, including excise taxes, interest and penalties associated therewith.

I acknowledge that I understand the above agreement includes the release of all claims. I understand that I am waiving unknown claims and I am doing so intentionally.

KEVIN SCHNEIDER		GENWORTHFINANCIAL, INC.

By:	/s/ Kevin Schneider	By:	/s/ Pamela Harrison
Date:	1/25/2021	Date:	1/25/2021

Exhibit A

Bring Down Release

To: Genworth Financial, Inc.

Ladies and Gentlemen:

Reference is made to that certain Separation Agreement & Release, dated as of January 25, 2021 (the “Separation Agreement”), previously entered into by and between Genworth Financial, Inc. and me.

As provided in the Separation Agreement, I hereby restate and again provide you with the release of claims set forth in Section 14 of the Separation Agreement (the provisions of which are incorporated by reference in this letter), effective as of the date hereof.

Sincerely,

/s/ Kevin Schneider
Kevin Schneider

Date: 6/7/2021